EXHIBIT 99.1


                           Emerging Delta Corporation
                           Emerging Gamma Corporation

                               17571 Red Oak Drive
                            Houston, Texas 77090-1247



September 16, 2002

To: The Shareholders of Emerging Delta Corporation and Emerging Gamma Corporation

Re: Change of Management and Tender Offer

Dear Shareholders,

The purpose of this letter is to:

      o inform you of decisions that have been made regarding the management of Emerging Delta Corporation and Emerging Gamma Corporation,

      o   introduce Allen Campbell to you,

      o and advise you that a Tender Offer is being made for shares that you own in Emerging Delta Corporation and Emerging Gamma Corporation.

Background
----------

As you know, Emerging Alpha Corporation, Emerging Beta Corporation, Emerging Delta Corporation and Emerging Gamma Corporation (the "Emerging Companies") were created in 1993 for the purpose of acquiring business operations. Two of the Emerging Companies (Alpha and Beta) have acquired and now conduct business operations, and the two remaining (Delta and Gamma) have not yet acquired operating businesses.

Management believes that Delta and Gamma will be better served if new management take over the affairs of the companies. Mr. Campbell is located in Austin, Texas. Management believes his location will greatly enhance the probability of finding business opportunities for our companies.

Let us introduce Allen Campbell to you at this time. Black Chaffe has known Allen for over twenty years. Burt Keenan has had numerous discussions with Mr. Campbell regarding the use of public shells. Allen has a background in law, finance and general business. (More information about Allen is provided in the Tender Offer document included herewith.)

Allen has been impressed with the structure of the Emerging Companies since their inception, and believes that mergers/acquisitions can be found for Delta and Gamma that will be profitable and enhance the value of the shares of Delta and Gamma. For several years Allen has expressed his interest in becoming involved with the companies.

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Accordingly, the following arrangements have been made:

1. Three of your directors are resigning as directors and/or officers: Burt Keenan, Black Chaffe and Daniel Killeen.

2. The fourth director, chief financial officer and secretary, Jerry Jarrell, will stay on.

3. As a condition of the Tender Offer described below, Burt Keenan and Black Chaffe have agreed to sell 80% of their shares to Allen for $1.25 per share, which is equal to 100% of the cash that Burt and Black paid for those shares. Therefore Burt and Black will retain 20% of their shareholdings.

4. Daniel Killeen and Jerry Jarrell are retaining their shares in the companies.

5. We have arranged for Delta Gamma Acquisition LLC, a company controlled by Allen Campbell, to offer to buy up to 80% of the shares owned by the outside shareholders at $12.50 per share, which is equal to 100% of the price paid for those shares in the public offering. At the conclusion of the Tender Offer, the resignations of Burt Keenan, Black Chaffe and Daniel Killeen will become effective, and they will be replaced by a slate of directors nominated by Allen. (Information about them is provided in the Tender Offer document transmitted herewith.)

6. The Tender Offer is enclosed herewith. Specifically, under the Tender Offer, you have three choices:

          Option #1: stand pat and not tender any of your shares. Option #2: tender 80% of your shares @ $12.50 per share. Option #3: tender 40% of your shares @ $12.50 per share.

          Example: a typical shareholder owns 100 shares. For such a shareholder the offer works out to be the shareholder's choice of:

          Option #1: Stand pat and retain all your shares.
          Option #2: Sell 80 shares (80% of their shares) @ $12.50 per share for a total of $1000 (100% of what they paid), and keep 20 shares (20%). Option #3: Sell 40 shares (40% of their shares) @ $12.50 per share for a total of $500 (50% of what they paid), and keep 60 shares (60%).

Recommendation
--------------

Management believes the terms of the Tender Offer are fair and that all three of the options are attractive.

Management does not recommend any of the three options over the others.

We realize that each shareholder has individual reasons for making decisions. In making your decision, we suggest that you consider the following factors:

      o Most of the shareholders have held their shares for almost ten years - you have "paid your dues" so to speak.

      o The new management team is committed to finding and acquiring attractive companies.

      o The upside speculative potential for the shares is high if a good acquisition is consummated, although the potential for loss of your investment is also high even if an acquisition is consummated.

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One other important  consideration is this: The companies will perform better as public companies if you do not tender your shares, because the shares of Emerging Delta and Emerging Gamma will be more attractive to investors and brokers with as many shares as possible in the "public float", that is, in the hands of shareholders like you. Allen Campbell intends to find acquisitions for the two companies. He also intends to cause both companies (post-reverse merger) to be listed for trading by market makers and reported on the OTC Bulletin Board (and/or listed on its pending successor, the BBX) or, if eligible, on NASDAQ to help create liquidity for the shareholders and financing possibilities in the future. In that regard, market makers will want there to be as many shareholders as possible holding round lots (100 shares). Furthermore, in connection with the Form 211 Application to be filed by market makers, which must be approved by the NASD, the OTC-BB has an unquantified requirement that there be an acceptable number of shares in the public float owned by an acceptable number of owners. Lastly, financing options are increased, and owners of potential acquisition candidates will look more favorably on Delta and Gamma, when the shares are quoted and traded actively.

How to Respond to the Tender Offer
----------------------------------

If you want to stand pat, it is not necessary to take any action.

If you want to tender your shares (up to the 80% maximum), follow the instructions in the Tender Offer.


We look forward to Allen Campbell and his team creating opportunities for all of us.

If you have any questions please contact Burt Keenan (504) 524-1801 or Jerry Jarrell (281) 537-9602.

Sincerely Yours,


Burt H. Keenan
   Chairman of Board and
   Chief Executive Officer

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